Exhibit 99.2

ADIT EDTECH ACQUISITION CORP. ANNOUNCES CLOSING OF UPSIZED $240 MILLION INITIAL PUBLIC OFFERING

NEW YORK, January 14, 2021 (BUSINESS WIRE) – Adit EdTech Acquisition Corp. (the “Company”) today announced that it closed its upsized initial public offering of 24,000,000 units at $10.00 per unit, generating total gross proceeds of $240,000,000. Each unit consists of one share of the Company’s common stock and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $11.50 per share. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any. The units are listed on the New York Stock Exchange under the symbol “ADEX.U”. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the New York Stock Exchange under the symbols “ADEX” and “ADEX.WS,” respectively.

The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any industry, the Company intends to focus its search for a business that would benefit from the founders’ and management team’s experience and ability to identify, acquire and manage a business in the education, training and education technology sectors.

EarlyBirdCapital, Inc. acted as sole book-running manager for the offering and Maxim Group LLC and U.S. Capital Advisors acted as co-managers.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

Registration Statements relating to the securities became effective on January 11, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

John J. D’Agostino

Chief Financial Officer

dagostino@aditedtech.com